Adamis Pharmaceuticals Corporation 8-K

Exhibit 14.1

ADAMIS PHARMACEUTICALS CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics (this “Code”) reflects the commitment of Adamis Pharmaceuticals Corporation (the “Company”) to compliance and an ethical culture. This reflects the business practices and principles of behavior that support this commitment. The Company has adopted this Code to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the Code to an appropriate person or persons identified in this Code; and
•	accountability for adherence to this Code.

This Code applies to all Company employees and officers as well as the members of our Board of Directors (the “Board”). The following guidelines are designed to inform you of our standards of business conduct and to assist you in complying with these standards. We expect every employee, officer and director to read and understand this Code and its application to the performance of his or her business responsibilities and to adhere to the standards in this Code. In this Code, all references to the Company include the Company’s subsidiaries. References in this Code to employees are intended to cover officers and, as applicable, directors.

This Code addresses conduct that is particularly important to proper dealings with the people and entities with whom we interact, but reflects only a part of our commitment. We may adopt additional policies and procedures with which our employees, officers and directors are expected to comply, if applicable to them. It is the responsibility of each employee to apply common sense and ethical standards in making business decisions where there is no stated guideline in this Code.

Action by members of your immediate family, significant others or other persons who live in your household (referred to in this Code as “family members”) may also potentially result in ethical issues to the extent that they involve the Company’s business. For example, acceptance of inappropriate gifts by a family member from one of our partners or suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with this Code, you should consider not only your own conduct, but also that of your immediate family members, significant others and other persons who live in your household.

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These guidelines do not and cannot cover every situation. You are encouraged to seek guidance on any ethical or legal questions from your immediate supervisor, or from the Company’s Compliance Officer, who can assist you in determining the proper course of conduct. The Company has designated its Chief Financial Officer as its Compliance Officer (and in the event of the unavailability of the Chief Financial Officer, the Company’s Chief Executive Officer shall be authorized to serve as the Compliance Officer in the interim), or such other person as the Company may designate from time to time (the “Compliance Officer”).

COMPLIANCE WITH LAWS

You have an obligation to comply with all applicable laws, regulations, rules and regulatory orders applicable to your job position and the conduct of the Company’s business. The Company’s business, products and product candidates are subject to regulation under many federal and state laws and regulations, including, without limitation, relating to patents, copyrights, trademarks and trade secrets, information privacy, insider trading, bribery and kickbacks, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, employment discrimination or harassment, occupational health and safety, drug and pharmaceutical products, false or misleading financial information, misuse of corporate assets, protection of public health, worker and patient safety, and the environment and environmental hazards. Where applicable laws are more restrictive than the Code, you must comply with applicable law. You are expected to know the requirements relating to your job so that you are able to recognize potential violations of law and to know when to seek advice from others. Failure to comply with this Code may result in disciplinary action, up to and including termination of employment or service with the Company. Concerns regarding compliance with legal requirements should be promptly reported. It is important that you seek advice from your supervisor, Company management or the Compliance Officer if you have any questions regarding the laws, rules and regulations that apply to the Company’s business.

Discussed below is the Company’s policy with respect to certain specific areas of law. This is not intended as a comprehensive list, and you should consult with the Compliance Officer or other appropriate Company management personnel regarding any questions or concerns you may have about the applicability of other laws, regulations, rules and regulatory orders.

Securities Trading

It is the Company’s policy to comply with all federal and state securities laws, including those that restrict your ability to purchase and/or sell the Company’s securities. The employees and directors of the Company are subject to the Company’s Insider Trading Policy, as it may be amended from time to time (the “Trading Policy”), which is available to you and which you should review and become familiar with. Employees must exercise the utmost care when in possession of material nonpublic information. Employees who have access to material nonpublic information are not permitted to use or share that information for stock trading purposes or for any other purpose, except to conduct our business. You should refer to the Trading Policy for specific details regarding the Company’s policies that apply when you or a family member propose to trade in Company securities or engage in certain other actions or transactions.

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Workplace Laws

The Company is committed to providing a work environment free of any form of unlawful harassment or discrimination. The Company is committed to maintaining a respectful, courteous work environment that respects the dignity and worth of each employee. Inappropriate workplace behavior and unlawful harassment are inconsistent with this commitment. You should treat co-workers with dignity and respect. Please refer to the Company’s employee handbook, which is available to you, for more information on your obligations under these laws.

Competition and Fair Dealing; Antitrust Laws

All employees should endeavor to deal fairly with fellow employees and with the Company’s collaborators, customers, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Employees involved in procurement have a responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based on normal commercial considerations, and not on the receipt of special favors.

Antitrust laws are designed to promote competition. These laws are based on the premise that the public interest is best served by vigorous competition and will suffer from illegal agreements or collusion among competitors. Antitrust laws generally prohibit, among other matters: agreements, formal or informal, among industry competitors that would harm competition or customers, such as price-fixing arrangements with competitors; agreements, formal or informal, among industry competitors that raise, lower or stabilize prices or competitive terms; and the acquisition or maintenance of a monopoly or an attempted monopoly through anticompetitive conduct.

Antitrust laws impose severe penalties for certain types of violations, including, but not limited to, criminal penalties, monetary fines and awards for damages, which may be tripled under certain circumstances. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance from your supervisor or the Compliance Officer whenever you have a question relating to these laws.

Government Contracts

It is the Company’s policy to comply with all applicable laws and regulations that apply to contracting with a government entity. It is also necessary to adhere to all terms and conditions of any contract with local, state, federal, foreign or other applicable governments. You should submit any material contract with a governmental entity to the Chief Financial Officer, legal department, or other appropriate Company senior management personnel for review.

Regulating International Business Activity

Our employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. In addition, we expect employees to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S.

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These U.S. laws, rules and regulations, which extend to all of our activities outside the U.S., include:

•	The Foreign Corrupt Practices Act, which prohibits directly or indirectly giving, or attempting to give, anything of value to a government official to obtain or retain business or favorable treatment, and which requires the maintenance of accurate books of account, with all company transactions being properly recorded;
•	U.S. sanctions, which generally prohibit U.S. companies, their subsidiaries and their employees from doing business with specific companies and/or individuals identified by the U.S. Treasury Department and from doing business with, including traveling to, countries subject to sanctions imposed by the U.S. government;
•	U.S. export controls, which restrict exports from the U.S., restrict re-exportation of goods, software and technology from other countries, and prohibit transfers of U.S.-origin items and other items subject to U.S. export control laws and regulations to denied persons and/or entities; and
•	antiboycott regulations, which prohibit U.S. persons and companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott imposed by a foreign country against a country friendly to the U.S. or against any U.S. person.

If you have any questions as to whether an activity is restricted or prohibited, you should seek assistance before taking any action, including by receiving confirmation from the Compliance Officer as to whether such activity violates, or would violate, any applicable law, policy or regulation.

CONFLICTS OF INTEREST

Employees are expected to make or participate in business decisions and actions in the course of their employment with the Company based on the best interests of the Company, and not based on personal relationships or benefits. You should avoid any actual or apparent conflict of interest. A conflict of interest can exist or appear to exist where your benefits or interests in a transaction or relationship are inconsistent with, opposed to or may conflict with those of the Company, or when an employee or director (or a family member) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest can also arise when an employee or director (or family member) receives improper personal benefits as a result of his or her position with the Company.

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Identifying potential conflicts of interest may not always be clear cut. If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of the Company, you should discuss the matter with your supervisor or the Compliance Officer. Supervisors may not authorize conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first seeking the approval of the Compliance Officer. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Compliance Officer. Officers and directors may seek authorizations and determinations from the Audit Committee (the “Audit Committee”) of the Company’s Board. Factors that may be considered in evaluating a potential conflict of interest are, among others: whether it may interfere with the employee’s job performance, responsibilities or morale; whether the employee has access to confidential information; whether it may interfere with the job performance, responsibilities or morale of others within the organization; any potential adverse or beneficial impact on our business; any potential adverse or beneficial impact on our relationships with our customers, suppliers or other service providers; whether it would enhance or support a competitor’s position; the extent to which it would result in financial or other benefit to the employee; the extent to which it would result in financial or other benefit to one of our customers, suppliers or other service providers; and the extent to which it would appear improper to an outside observer.

Discussed below are examples of types of possible situations that may, depending on the facts and circumstances, involve conflicts of interest, and should be identified and disclosed to the Compliance Officer (or Chairperson of the Audit Committee, as appropriate):

•	Outside Employment or Directorship. Employment by or service on the board of directors of a competitor of the Company, without written approval from the Compliance Officer or the Audit Committee is prohibited. Employment by or service on the board of directors of a material collaborator, partner, customer, supplier or other service provider is generally discouraged, and you should seek authorization in advance if you plan to take such a position. This policy is not intended to prevent service on such boards, but is intended to help you avoid a conflict of interest.
•	Gifts and Entertainment. Obtaining any material (as to him or her) personal benefits or favors because of his or her position with the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.
•	Outside Financial Interests. A conflict of interest may exist when you (or a family member) holds a significant financial interest in a third party that has a business relationship with the Company. No employee should have a material interest (ownership or otherwise) in any company that the individual knows or has reason to believe is a material customer, supplier or competitor of the Company, unless the employee receives prior written approval from the Compliance Officer (or as applicable, the Audit Committee). Whether an employee has a “material interest” will be determined by the Compliance Officer (or the Audit Committee, as applicable) in light of all the circumstances, including consideration of the amount of the interest, the relationship of the employee to the third party, the employee’s ability to influence Company decisions, the relationship of the employee to the specific transaction and the importance of the interest to the employee having the interest. Passive investments of not more than 1% of the total outstanding shares of companies listed on a national or international securities exchange are permitted without the Company’s approval, provided the investment is not so large financially either in absolute dollars or percentage of the individual’s total investment portfolio that it creates the appearance of a conflict of interest and does not involve the use of material nonpublic or proprietary information. Investments in diversified publicly traded mutual funds are not deemed subject to these conflict of interest guidelines, provided confidentiality requirements are observed.
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•	Loans or Other Financial Transactions. Obtaining loans or guarantees of personal obligations from, or entering into any other personal financial transaction with, any company that the individual knows or has reason to believe is a material customer, supplier or competitor of the Company. This restriction does not apply to or prohibit arms-length transactions with banks, brokerage firms or other financial institutions.
•	Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company.
•	Transactions with Relatives. A conflict of interest may exist when you conduct significant Company business with a relative or an entity in which a relative plays a significant role, without prior written approval from the Compliance Officer (or, as applicable, the Audit Committee).
•	Corporate Opportunities. A conflict of interest may exist where both you and the Company can take advantage of an opportunity that has been made available to the Company. See “Corporate Opportunities” below for further discussion.

Gifts and Entertainment

Business gifts and entertainment are meant to create goodwill and sound working relationships, not to gain improper advantage, with current or potential customers, suppliers, vendors or partners. The exchange, as a customary business courtesy, of gifts, meals or entertainment is a common and acceptable practice as long as it is not extravagant. However, good judgment should be exercised in providing or accepting business meals and entertainment or inexpensive gifts, so that all such conduct is consistent with customary and prudent business practices.

While individual circumstances differ, the overriding principle concerning gratuities is not to give or accept anything of value that could be reasonably perceived as creating an obligation on the part of the recipient (whether a Company employee, or a current or potential customer, supplier, vendor or partner) to act other than in the best interests of his or her employer or otherwise to taint the objectivity of the individual’s involvement or compromise the recipient’s ability to make objective and fair business decisions. Unless express permission is received from a supervisor, the Compliance Officer or the Audit Committee, gifts, meals and entertainment should not be offered, provided or accepted by any employee, unless consistent with customary business practices and not (a) significant in monetary value, (b) in cash, (c) reasonably susceptible of being construed as a bribe or kickback, (d) made or received on a regular or frequent basis, or (e) in violation of any laws. It is the responsibility of each employee to ensure that providing or accepting a gratuity is appropriate under the circumstances.

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This principle applies to the Company’s transactions everywhere in the world, even if it conflicts with local custom. It is important to note that the giving and receiving of gifts are subject to a variety of laws, rules and regulations applicable to the Company’s operations. Under some statutes, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. For example, see “Regulating International Business Activity” in this Code for further discussion. You are expected to understand and comply with all laws, rules and regulations that apply to your job position.

Corporate Opportunities

You may not take personal advantage of opportunities for the Company that are presented to you or discovered by you as a result of your position with the Company or through your use of corporate property or information, unless authorized by your supervisor, the Compliance Officer or the Audit Committee. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved. You are expressly prohibited from using your position with the Company, corporate property, or corporate or confidential information for any improper personal gain, nor should you compete with the Company in any way.

Other Situations

Other transactions and relationship may create actual or apparent conflicts of interest. Because it is not possible to list all conflicts of interest, employees and directors must be vigilant about conflicts – actual, potential and perceived. Ultimately, it is the responsibility of each individual to avoid any situation that presents a conflict of interest. If a proposed transaction or relationship raises any questions or concerns for you, you should promptly disclose them to your supervisor or the Compliance Officer and consult with your supervisor, the Compliance Officer or, as applicable, the Chairperson of the Audit Committee. Conflict of interest issues concerning the Company’s directors will be addressed by the Company’s Audit Committee.

ACCURATE RECORDS AND PUBLIC DISCLOSURES

It is the Company’s policy that all payments and transactions be properly authorized and accurately recorded in the Company’s books and records in compliance with all applicable laws and established corporate accounting policies. Entries made in the Company’s records that are intentionally false, incomplete or misleading, undisclosed or unrecorded funds or assets, transactions not supported by appropriate documentation, company funds placed in any personal or non-corporate account, and payments without appropriate supporting authorization and documentation, violate Company policy. The Company requires that transactions be supported by appropriate documentation, that all documentation supporting a transaction should accurately describe the nature of the transaction, that assets and liabilities of the Company are recognized and stated in accordance with the Company’s standard practices and generally accepted accounting principles, that no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund, and that employee comply with our system of internal controls.

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Employees are required to comply with Company policies regarding creation, processing and retention of Company records. Employees who collect, provide or analyze information for the Company’s financial statements or other financial information should strive to ensure that our financial disclosure is accurate. The Company’s chief executive officer, principal financial officer, controller, and other persons performing similar functions for the Company each have a special responsibility to strive to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company. These employees, as well as other employees providing information relating to the Company’s public disclosures, must be familiar with and strive to comply with the Company’s disclosure controls and procedures and its internal control over financial reporting applicable to the employee’s job responsibilities, and strive to ensure that all filings with the SEC and other public communications about the financial and business condition of the Company provide full and accurate disclosure in all material respects. Each director and employee must cooperate fully with the Company’s accounting and finance departments, as well as the Company’s independent public accountants and counsel.

As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations in the Company’s periodic reports and other documents filed with the SEC. Inaccurate or incomplete reporting can severely damage the Company and result in legal liability. We rely upon our accounting and other business records in preparing the periodic and current reports that we file with the SEC. No employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

Depending on their respective positions with the Company, employees or directors may be called upon to provide information necessary to assure that the Company’s public reports meet these requirements. The Company expects employees and directors to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

CONFIDENTIAL INFORMATION

Employees and directors have access to a variety of confidential information regarding the Company. Confidential information includes all non-public information (regardless of its source) that might be of use to competitors, or harmful to the Company, its suppliers or its partners, if disclosed, including any nonpublic proprietary, confidential or trade secret information shared with the Company by its suppliers and partners, or information that has been acquired by an employee during the course of working for a former employer. Employees have an obligation to protect against the unauthorized disclosure or misuse of confidential information, including confidential information obtained by the Company from third parties. You may not use any confidential Company information for your own personal gain. Confidential information should be used for Company business purposes only and be safeguarded. Employees and directors have a duty to not share the Company’s confidential information, or any confidential information of a third party with which the Company has a business relationship, with anyone who has not been authorized to receive it, except when disclosure is authorized or legally mandated. The obligation to protect confidential information continues after termination of service with the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company. Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Compliance Officer.

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OTHER STANDARDS FOR CONDUCTING BUSINESS

Requests by Regulatory Authorities

It is the Company’s policy to cooperate with reasonable requests from governmental agencies or regulatory bodies as well as regulatory bodies such as NASDAQ or FINRA, concerning the Company’s operations. In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information. If you do not regularly interact with governmental agencies, you should forward any government requests for information, documents or investigative interviews to the Company’s CEO, Compliance Officer or other appropriate Company officer, or legal counsel.

Media Inquiries

All inquiries or calls from the press and financial analysts should be referred to the CEO, Compliance Officer or investor relations personnel. Public statements concerning the Company should come only from authorized individuals. These designees are the only people who should communicate with the press or financial analysts on behalf of the Company.

Political Contributions

It is the Company’s policy to comply with all local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. Business contributions to political campaigns are strictly regulated by federal, state, local and foreign laws. Accordingly, there are certain ethical guidelines for doing so. Except with the prior approval of the Compliance Officer, Board or the Audit Committee, no person subject to this Code may contribute Company funds or assets to a political party, committee, organization, candidate, or for any other political purpose. You may, of course, engage in political activity with your own resources on your own time.

Charitable Contributions

You may choose to make such personal charitable contributions as you may choose. However, as with political activities, you may not use Company resources to personally support charitable or other non-profit institutions not specifically sanctioned or supported by the Company. You should consult with the Compliance Officer if you have questions about permissible use of Company resources.

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Use of Company Assets

Protecting the Company’s assets is a key responsibility of every employee. Care should be taken to ensure that assets are not misappropriated, or loaned to others, sold or donated without appropriate authorization. All Company funds and assets, including the Company’s proprietary information, should be used for business purposes only in connection with your work-related responsibilities. Our property, such as office supplies, computer equipment, and office space are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. All employees and directors should seek to protect the Company’s assets and ensure their proper use. Employees should use good judgment to safeguard such assets against loss, damage, misuse or theft. This includes safeguarding physical equipment, property and records, as well as passwords and identification codes with the goal of preventing unauthorized access to the Company’s computerized data.

AMENDMENTS AND WAIVERS

This Code may be amended from time to time by the Board, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, as amended, and the rules thereunder (the “Exchange Act”) and the applicable rules of any stock exchange on which the Company’s securities are listed or quoted. Any amendment, modification or waiver of the provisions of this Code for executive officers or directors of the Company may only be made by the Board and will be promptly disclosed to shareholders as and to the extent required by the Exchange Act and the applicable rules of any stock exchange on which the Company’s securities are listed or quoted, as applicable. Each amendment to or waiver from a provision of the Code that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions will be promptly disclosed as required by applicable law. Waivers of this Code for other employees may be made by our Compliance Officer or the Audit Committee.

ADHERENCE; COMPLIANCE PROCEDURES

The matters covered in this Code are important to the Company, its stockholders and its business partners, and are intended to further the Company’s ability to conduct its business in accordance with its stated values. We expect you to adhere to this Code in carrying out your duties for the Company. The Company expects its employees and directors to help foster a sense of commitment to this Code among its employees and to foster a culture of fairness, honesty and accountability within the Company. It is your responsibility to assist the Company in enforcing this Code. You are expected to cooperate in any internal or external investigations of possible violations. The Company will take appropriate action against any person whose actions are found to violate this Code. The action taken by the Company will depend on the nature of the concerns or complaints raised and the findings of the investigation. The specific sequence of steps to be followed will be determined by your supervisor, the Compliance Officer or the Audit Committee, as appropriate. Disciplinary actions may, without limitation, range from a warning or reprimand to and including immediate termination of employment, or other actions. You are prohibited from threatening or retaliating against any person who has in good faith reported a violation or suspected violation of law or this Code or against any person who is assisting in any investigation with respect to such a violation.

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It is the policy of the Company that employees, when they, in good faith, believe that violation of laws, regulations, Company policies or this Code has occurred or is about to occur, should promptly report those concerns. If you know of or in good faith suspect any violation of this Code or illegal conduct, you should report it to your supervisor or the Compliance Officer, as appropriate. If you have reason to believe that a member or members of senior management are involved, you are encouraged to report those facts to the Compliance Officer or the Chairperson of the Audit Committee. Other questions, concerns, suggestions or complaints should ordinarily be reported through normal channels such as to your supervisor. Your most immediate resource for any matter related to this Code often will be your supervisor. He or she may have the information you need or may be able to refer the question to another appropriate source. If for any reason, you do not want to discuss a compliance or ethical issue with your supervisor, we encourage you to contact the Compliance Officer or the Chairperson of the Audit Committee. Be assured that an employee who reports a suspected violation in good faith will not be subject to any form of retaliation for making such a report. With respect to any complaints received or observations of violations that may involve accounting, internal accounting controls or auditing concerns, the Compliance Officer shall promptly inform the Chairperson of the Audit Committee, and the Audit Committee shall be responsible for supervising and overseeing the inquiry and any investigation that is undertaken.

The Company encourages employees to identify themselves when making a report of wrongful conduct under the Code. However, if you are concerned or feel uncomfortable speaking with your supervisor, the Compliance Officer or the Chairperson of the Audit Committee about a violation of this Code, or a complaint or concern regarding accounting, internal accounting controls or questionable accounting or auditing matters, you may anonymously report your concerns by submitting an anonymous communication, by calling the Company’s Ethics Hotline, or by submitting a report online, using the instructions and information provided to you and available to you in the Company’s employee manual. If an employee anonymously reports a concern, the employee’s confidentiality will be protected to the extent possible consistent with applicable law or legal proceedings and the need to investigate the report. When a supervisor receives reports of violations of this Code, that person shall be responsible for bringing such reports to the attention of the Compliance Officer or the Audit Committee, as appropriate. The Company will investigate reports made under this Code.

While it is the Company’s desire to address matters internally, nothing in the Code prohibits you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation. The Code should not be construed to prohibit you from engaging in concerted activity protected by the rules and regulations of the National Labor Relations Board or from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

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These policies govern your behavior and decisions while you are employed with the Company. It is each employee’s responsibility to be familiar with these policies and to be sensitive to any situation that could lead you or others to engage in actions that would violate these policies. By adhering to this Code you can create and reinforce an ethical atmosphere within the Company and positively influence the conduct of fellow employees.

CONCLUSION

Nothing in this Code confers upon any employee any right to continue in the employ of or engagement by the Company or constitute any contract or agreement of employment or engagement. The nature of the employee’s relationship, subject to any employment contract that he or she may have with the Company, is and remains “at-will.” The Company reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

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